                                                                EXHIBIT 10.3(15)


                             A. H. BELO CORPORATION
                          EXECUTIVE COMPENSATION PLAN


         The Company's Executive Compensation Plan ("ECP") is designed to provide a competitive level of current compensation to Belo's most valued executives, managers and professionals, as well as to afford an opportunity for significant capital accumulation via long-term awards. In order to be effective, any such plan must be well understood by its participants. This description is directed toward achieving that understanding. Anyone having questions about this material or about any other aspect of the Plan is encouraged to discuss them fully with his or her direct superior.

         The purpose of the ECP is:

         o To establish a competitive compensation Plan to attract, retain and motivate top people in the jobs that most directly affect the success of the Company.

         o To encourage coordinated and sustained effort toward enhancing the Company's performance, and maximizing the Company's value to its shareholders.

         Those eligible to participate in the Executive Compensation Plan are the officers of the Company and of each of its subsidiaries, and other key management or professional employees whose actions and decisions directly influence the success of the Company in a substantial way.

         Officers of the Company and its subsidiaries automatically participate in the Plan, while other individuals are recommended for participation by both the officer to whom they report and the Chief Executive Officer, subject to the approval of the Compensation Committee of the Board of Directors. These recommendations are reaffirmed annually.

         The Company's Executive Compensation Plan has the following features:

         o    A competitive base salary adjusted as circumstances warrant.

         o    An annual bonus opportunity.

         o    A long term award of stock options.

         The following describes each of these features in detail.

Base Salary

         The Company strives to pay base compensation at the seventy-fifth percentile of an annual survey of 25 to 30 media companies deemed to share Belo's financial and qualitative standards.

         All salary adjustments for ECP participants are normally effective January 1, with appropriate prorations for participants promoted, hired or transferred into their positions during the year.

Annual Bonus Opportunity

         Each participant in the Executive Compensation Plan has an opportunity to earn an annual bonus based upon corporate, group (publishing or broadcasting) or operating unit financial results measured against established minimum, target and maximum performance levels. In the case of ECP participants who are sales managers at television broadcast stations, bonuses are based on sales revenue targets for the applicable operating unit.

         As part of the compensation planning cycle, each participant is assigned a target bonus opportunity expressed as a percent of base salary. This target bonus percentage is also based on the seventy-fifth percentile as determined from the annual compensation survey.

         At the end of the year, financial results are tallied, with target achievement representing 100% credit, and maximum representing 175% credit, but performance in excess of minimum will be credited pro rata between 0% and 100%. No bonuses will be paid if minimum financial performance or less is attained.

         Attachment 1 shows an example of how bonuses are calculated as a result of achieving organizational objectives.

Long-Term Awards

         As with the annual bonus opportunity, each participant in the Executive Compensation Plan is assigned a long-term incentive factor expressed as a percent of base salary. This long-term incentive factor is derived from the Company's survey of competitive compensation practices. Again, the Company strives to pay long-term incentives at the seventy-fifth percentile of that survey.

         In awarding stock options to participants, an attempt is made to quantify the value of these awards. The total expected value of those long-term awards is equal to the participant's long-term incentive factor times base salary.

         Stock options are awarded with an option price equal to the closing price of the Company's stock on the date of the awards, and they become exercisable as follows:

                 40% one year after the award date;

                 30% two years after the award date; and

                 30% three years after the award date.

The options remain exercisable until ten years after the award date.

Conclusion

         The foregoing summary is intended to cover the basic features of the Company's Executive Compensation Plan. Again, the success of the Plan depends on each participant's understanding it. Participants are therefore encouraged to discuss any questions or concerns about the Plan in detail with their direct superior or with a member of the Management Committee.





                                     -3-